FICO Announces Earnings of $0.60 per Share for Fourth Quarter Fiscal 2012

Revenue of $186 million vs. $160 million in prior year

MINNEAPOLIS, Nov. 1, 2012 /PRNewswire/ -- FICO (NYSE: FICO), the leading provider of analytics and decision management technology, today announced financial results for its fourth fiscal quarter ended September 30, 2012.

(Logo: http://photos.prnewswire.com/prnh/20111010/CG83314LOGO)

Fourth Quarter Fiscal 2012 Results
Net income for the quarter totaled $21.2 million, or $0.60 per share, versus $24.6 million, or $0.64 per share, reported in the prior year period. The current quarter results include $3.3 million, net of tax, or $0.09 per share, in restructuring and acquisition related costs.

Fourth Quarter Fiscal 2012 Revenue
The company reported revenues of $186.1 million for the quarter as compared to $160.2 million reported in the prior year period, an increase of 16%.

"We finished fiscal 2012 with solid Q4 results driven by revenue growth in our Applications and Tools businesses," said Will Lansing, chief executive officer. "The durability of our core solutions remains important as we pursue opportunities to accelerate growth. And as always, producing consistently strong free cash flow remains a top priority."

Revenues for fourth quarter fiscal 2012 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured Decision Management applications and associated professional services, were $119.9 million in the fourth quarter compared to $97.4 million in the prior year quarter, an increase of 23%, due primarily to increases in revenue from Customer Management solutions and Collections & Recovery solutions, and to revenue associated with this quarter's acquisition of Adeptra.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $46.7 million in the fourth quarter compared to $45.0 million in the prior year quarter. The B2B revenue increased 7% from the prior year quarter, offset by a decline in B2C.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $19.4 million in the fourth quarter compared to $17.9 million in the prior year quarter, an increase of 9%, primarily due to an increase in Xpress license sales during the quarter.

Bookings
Bookings for the fourth quarter were $98.6 million compared to $112.0 million in the prior year period. Bookings represent contracts signed in the current reporting period that will generate new future revenue streams. Management regards the volume of bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues, and they are subject to a number of risks and uncertainties concerning timing and contingencies affecting product delivery and performance.

Balance Sheet and Cash Flow
Cash and cash equivalents, and investments were $110.1 million at September 30, 2012, as compared to $256.7 million at September 30, 2011. Significant changes in cash and cash equivalents from September 30, 2011, include $129.7 million of cash provided by operations, $70.8 million from the issuance of common stock from share-based payment plans, $191.1 million used for repurchases of common stock, $123.6 million used for acquisitions, $25.5 million used for purchases of property and equipment, $8.0 million repayment on senior notes, and $2.8 million of dividends paid.

Outlook
The company is providing guidance for fiscal 2013, which follows:

Fiscal 2013 GAAP Guidance
Revenue	$740 million - $750 million
GAAP Net Income	$100 million
GAAP Earnings Per Share	$2.80

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2012 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through November 30, 2012.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2011 and Form 10-Q for the quarter ended June 30, 2012. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, myFICO and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

-Financial tables follow-

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2012 and September 30, 2011
(In thousands)
(Unaudited)

	September 30,	September 30,
	2012	2011
ASSETS:
Current assets:
Cash and cash equivalents	$ 71,609	$ 135,752
Marketable securities	22,008	105,826
Accounts receivable, net	142,595	104,974
Prepaid expenses and other current assets	23,113	17,929
Total current assets	259,325	364,481

Marketable securities and investments	16,500	15,104
Property and equipment, net	41,080	33,017
Goodwill and intangible assets, net	809,803	684,186
Other assets	31,903	32,680
	$ 1,158,611	$ 1,129,468

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 62,603	$ 60,260
Accrued compensation and employee benefits	50,043	36,470
Deferred revenue	47,959	41,768
Current maturities on long-term debt	49,000	8,000
Total current liabilities	209,605	146,498

Senior notes	455,000	504,000
Other liabilities	19,600	13,476
Total liabilities	684,205	663,974

Stockholders' equity	474,406	465,494
	$ 1,158,611	$ 1,129,468

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended September 30, 2012 and 2011
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Transactional and maintenance	123,441	115,497	466,175	453,430
Professional services	33,824	31,410	124,971	115,941
License	28,810	13,342	85,277	50,312
Total revenues	186,075	160,249	676,423	619,683

Operating expenses:
Cost of revenues	55,327	48,763	197,947	186,470
Research & development	17,602	13,556	59,527	62,129
Selling, general and administrative	65,040	54,890	238,522	223,615
Amortization of intangible assets	2,059	1,937	6,944	7,741
Restructuring and acqusition-related	5,125	-	5,125	12,391
	145,153	119,146	508,065	492,346
Operating income	40,922	41,103	168,358	127,337
Other expense, net	(8,242)	(8,042)	(32,115)	(29,882)
Income from operations before income taxes	32,680	33,061	136,243	97,455
Provision for income taxes	11,434	8,442	44,239	25,893
Net income	21,246	24,619	92,004	71,562

Basic earnings per share:	0.62	0.65	2.64	1.82
Diluted earnings per share:	0.60	0.64	2.55	1.79

Shares used in computing earnings per share:
Basic	34,262	38,088	34,909	39,359
Diluted	35,513	38,687	36,063	39,988

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2012 and 2011
(In thousands)
(Unaudited)

	Year Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$ 92,004	$ 71,562
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	21,549	24,197
Share-based compensation	21,229	15,500
Changes in operating assets and liabilities net of disposition effects	3,923	27,769
Other, net	(8,959)	(2,872)
Net cash provided by operating activities	129,746	136,156

Cash flows from investing activities:
Purchases of property and equipment	(25,483)	(14,020)
Net activity from marketable securities	83,592	(37,821)
Cash paid for acquisitions, net of cash acquired	(123,631)	0
Other, net	(148)	140
Net cash used in investing activities	(65,670)	(51,701)

Cash flows from financing activities:
Payment on Senior Notes	(8,000)	(8,000)
Proceeds from issuances of common stock	70,793	7,613
Repurchases of common stock	(191,056)	(91,422)
Other, net	(190)	(2,212)
Net cash used in financing activities	(128,453)	(94,021)

Effect of exchange rate changes on cash	234	(881)

Increase in cash and cash equivalents	(64,143)	(10,447)
Cash and cash equivalents, beginning of period	135,752	146,199
Cash and cash equivalents, end of period	$ 71,609	$ 135,752

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
For the Quarters and Years Ended September 30, 2012 and 2011
(In thousands)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

Applications revenues:
Transactional and maintenance	$ 71,202	$ 64,682	$ 263,726	$ 258,736
Professional services	27,445	26,793	104,637	100,921
License	21,285	5,921	56,241	23,371
Total applications revenues	$ 119,932	$ 97,396	$ 424,604	$ 383,028

Scores revenues:
Transactional and maintenance	$ 44,991	$ 43,721	$ 172,218	$ 164,918
Professional services	1,073	523	2,382	2,102
License	672	755	1,023	1,547
Total scores revenues	$ 46,736	$ 44,999	$ 175,623	$ 168,567

Tools revenues:
Transactional and maintenance	$ 7,248	$ 7,094	$ 30,231	$ 29,776
Professional services	5,306	4,094	17,952	12,918
License	6,853	6,666	28,013	25,394
Total tools revenues	$ 19,407	$ 17,854	$ 76,196	$ 68,088

Total revenues:
Transactional and maintenance	$ 123,441	$ 115,497	$ 466,175	$ 453,430
Professional services	33,824	31,410	124,971	115,941
License	28,810	13,342	85,277	50,312
Total revenues	$ 186,075	$ 160,249	$ 676,423	$ 619,683

CONTACT: Investors/Analysts, Steve Weber, 1-800-213-5542, investor@fico.com, or Media, Steve Astle, +1-415-446-6204, stephenastle@fico.com